CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Reports to Shareholders of Matthews Asian Growth and Income Fund, Matthews Asia Dividend Fund, Matthews China Dividend Fund, Matthews Asia Pacific Fund, Matthews Pacific Tiger Fund, Matthews China Fund, Matthews India Fund, Matthews Japan Fund, and Matthews Korea Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
October 29, 2010